SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

September 27, 2004

PRIME MEDICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22392	74-2652727
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Capital of Texas Highway

Suite B-200

Austin, Texas 78746

(Address of principal executive offices including Zip Code)

(512) 328-2892

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Prime Medical Services, Inc. (“Prime”) recently concluded an internal investigation of a business transaction involving Prime’s manufacturing division. The transaction stems from approximately $4.1 million in purchase contracts for certain specialty vehicles between an agency of the U.S. Virgin Islands government and an unrelated third-party contractor. The third-party subcontracted a substantial portion of the manufacturing responsibilities under the primary contracts to AK Specialty Vehicles, LLC (“AKSV”), a Prime wholly-owned subsidiary. One of AKSV’s employees directed the payment of approximately $340,000 to an employee of the primary contractor in connection with the subcontract.

Promptly after discovering the payments in late August 2004, Prime management reported the matter to the Audit Committee of its Board of Directors and terminated for cause the employee who directed the payments. Due to concerns that the payments may have violated the federal anti-kickback laws, the Audit Committee engaged Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) as outside legal counsel to conduct an independent investigation. Prime subsequently terminated another employee who it believes knew of the improper nature of the payments at the time they were made but did not properly report the payments to management. Prime intends to aggressively pursue restitution from the former employee that directed the payments.

Gibson Dunn has completed its investigation, and Prime voluntarily reported the payments to the U.S. General Services Administration (the “GSA”) and the Securities and Exchange Commission (the “SEC”). The GSA intends to assign a government investigator in response to Prime’s voluntary disclosure, and Prime will continue to fully cooperate with the GSA investigation.

Based on Gibson Dunn’s factual findings:

•	Prime believes this was an isolated incident.

•	Prime believes that the effect on previously issued financial statements is clearly inconsequential.

•	Prime does not believe the pending resolution of this matter will materially and adversely affect Prime’s financial condition, results of operations, or business.

Nevertheless, Prime has timely proposed and begun implementing certain improvements to (1) strengthen its internal controls, including heightened authorization and documentation requirements for commissions, (2) establish clear guidelines and training protocol for the solicitation of and entering into government contracts, and (3) ensure that its personnel fully understand and appropriately execute internal control procedures.

Concurrent with this release, HealthTronics Surgical Services, Inc. (“HealthTronics”) and Prime filed Amendment No. 3 to Form S-4 to respond to certain SEC comments. Before filing Amendment No. 3, HealthTronics reviewed the investigative findings concerning the payments described above.

INVESTOR NOTICES

HealthTronics filed a Registration Statement on Form S-4 with the SEC on July 2, 2004 that includes a joint proxy statement/prospectus of Prime and HealthTronics containing information about the proposed merger and related matters. HealthTronics’ Registration Statement on Form S-4 and the joint proxy statement/prospectus of Prime and HealthTronics included in the Form S-4 have not yet been finalized. Stockholders are urged to read the joint proxy statement/prospectus carefully, as it will contain important information that stockholders should understand before making a decision about the merger. The joint proxy statement/prospectus (when a final version is available), as well as other past and future filings containing information about the merger transaction and each corporation, can be obtained without charge at the SEC’s website (www.sec.gov). Copies of the joint proxy statement/prospectus, when available, and Prime’s and HealthTronics’ past and future SEC filings will also be obtainable, without charge, from John Q. Barnidge, Prime Medical Services, Inc., 1301 Capital of Texas Highway, Suite 200B, Austin, Texas 78746 (with respect to Prime’s filings) and from Martin J. McGahan, HealthTronics Surgical Services, Inc., 1841 West Oak Parkway, Suite A, Marietta, Georgia 30062 (with respect to HealthTronics’ filings).

Prime, HealthTronics, their directors and executive officers and certain of their members of management and employees may be deemed to be “participants in the solicitation” of proxies from the stockholders of Prime and HealthTronics in connection with the merger. Information regarding those participants and their interests in the merger may be obtained by reading the joint proxy statement/prospectus included in the Registration Statement on Form S-4 when it is filed with the SEC. In addition, information regarding such persons and their interests in Prime and HealthTronics is included in the proxy statements for each corporation’s most recent annual shareholders meetings which have been filed with the SEC and are available as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME MEDICAL SERVICES, INC.
(Registrant)

Dated: September 27, 2004	By:	/s/ James S. B. Whittenburg
	Name:	James S. B. Whittenburg
	Title:	Senior Vice President – Development, General Counsel and Secretary